Exhibit 99.1

O-I to Host Investor Day in New York City

PERRYSBURG, Ohio, November 13, 2006 — Owens-Illinois, Inc. (NYSE: OI) today announced that it will host an Investor Day in New York City on Wednesday, Nov. 15, to report on the progress of the Company’s core priorities and discuss its strategies for execution.

Presentations from O-I chairman and CEO, Steve McCracken, and other members of the senior management team, will focus on the Company’s core priorities, plans to improve value for shareholders in 2007, the new global glass organization as well as its plastics business, and longer term strategic plans for the Company.

A live audio Webcast of the event beginning at 8:30 a.m. ET will be available on the Company’s Web site, http://www.o-i.com or at the following URL, http://www.videonewswire.com/event.asp?id=36493 ..

Slides from the presentation will also be available on the O-I Web site in the Investor Relations section under “Annual Reports and Presentations.”   If you are unable to participate during the live Webcast, a replay will be available through Friday, Nov. 24.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

CONTACT: Kelley Yoder, 567-336-1388.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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